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                                                                    EXHIBIT 99.1

               [LETTERHEAD OF ROHM & HAAS COMPANY APPEARS HERE]


           ROHM AND HAAS COMPLETES TENDER OFFER FOR LEARONAL SHARES

Philadelphia, PA, January 23, 1999 -- Specialty chemical manufacturer Rohm and Haas Company (NYSE:ROH) today announced that its wholly owned subsidiary, Lightning Acquisition Corp., has completed its all-cash tender offer for the outstanding common stock of LeaRonal, Inc. (NYSE:LRI) at a price of $34 per share. LeaRonal is a leader in the development and marketing of specialty chemical additives used by the electronics and metal finishing industries. The tender offer expired, as scheduled, on Friday, January 22nd at midnight (Eastern Standard Time). The total value of the transaction is approximately $460 million.

In earlier announcements, Rohm and Haas has said the acquisition of LeaRonal will increase its opportunities for growth in the printed circuit board segment of the fast-growing electronic materials market. When the acquisition is completed, LeaRonal will be combined with the printed wiring board operations of Rohm and Haas's Shipley subsidiary. The resulting division of Shipley Company will be called Shipley Ronal.

A preliminary count shows that approximately 12,029,687 shares of LeaRonal common stock had been tendered and accepted for payment as of the termination of the offer (including approximately 93,755 shares subject to guarantees of delivery). These tendered shares represent approximately 95.9 percent of LeaRonal's outstanding common stock. Rohm and Haas and LeaRonal will now proceed with the merger. Under the agreement, Rohm and Haas will acquire each of the remaining shares of LeaRonal for $34 in cash.

This merger is expected to be completed before the end of January.

                                    #  #  #

Rohm and Haas is a Fortune 400 specialty chemical company with approximately
$4 billion in annual sales. The company's specialty products are found in many items that improve the quality of life, including decorative and industrial paints, semiconductors, shampoos and other personal care products, and water purification systems. LeaRonal, which is based in Freeport, New York, reported sales of approximately $240 million for its last fiscal year.

CONTACT:   Rohm and Haas Company
-------    Laura L. Hadden
           (215) 592-3054 (work) or (610) 296-3783 (home)
           Laura_L_Hadden@rohmhaas.com (e-mail)